UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 25, 2007, Gail Gaumer Schulze, was appointed to serve on the Board of Directors of Cerus Corporation (“Cerus”). Ms. Schulze joins the class of directors to serve until the 2010 annual stockholders’ meeting. Ms. Schulze was also appointed to serve on the Nominating and Corporate Governance Committee and the Compensation Committee of Cerus’ Board of Directors (the “Board”).

A copy of the press release announcing the appointment of Ms. Schulze to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

As a non-employee director of Cerus, Ms. Schulze will receive a yearly retainer of $20,000, as well as an additional $8,000 for serving on Compensation Committee. For each meeting of the Board that Ms. Schulze attends, she will receive $2,000, if she attends in person and $1,000, if she attends by telephone. Ms. Schulze will also be eligible for reimbursement for any expenses that she incurs for attending Board meetings or committee meetings. As a non-employee director, Ms. Schulze will not be entitled to perquisites or retirement benefits.

In addition to the cash compensation referenced in the preceding paragraph, on the first business day of the month following the opening of Cerus’ insider trading window, Ms. Schulze will receive a stock option grant under Cerus’ 1999 Equity Incentive Plan to purchase 25,000 shares of Cerus’ common stock. This option will start vesting on October 25, 2007 and will continue to vest in equal monthly installments over a four-year period.

Ms. Schulze will also automatically receive an option to purchase 2,794 shares of common stock of Cerus on the first trading day of 2008, pursuant to Cerus’ 1999 Non-Employee Directors’ Sub-Plan (the “Directors’ Plan”). This option will vest in equal monthly installments over twelve months from the date of grant. Following 2008, Ms. Schulze will automatically receive an annual option to purchase 15,000 shares of common stock on the first trading day of each year pursuant to the Directors’ Plan, provided that she served as a non-employee member of the Board of Directors as of December 31 of the prior year. Annual option grants under the Directors’ Plan are non-discretionary. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of Cerus’ common stock on the day prior to the date of the option grant. The options vest in equal monthly installments over twelve months from the date of grant, provided that the non-employee director continues to provide services to Cerus. The term of options granted under the Directors’ Plan is ten years. In the event of (i) a sale or other disposition of all or substantially all of Cerus’ assets, (ii) a merger or consolidation in which Cerus is not the surviving corporation, or (iii) a reverse merger in which Cerus is the surviving corporation but shares of Cerus’ outstanding common stock are converted into other property by virtue of the merger, all outstanding options under the Directors’ Plan will become fully vested and will terminate if not exercised prior to the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d)

99.1	Press Release, dated October 25, 2007, entitled “Cerus Elects Gail Schulze to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: October 29, 2007	By:	/s/ William J. Dawson
William J. Dawson
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release, dated October 25, 2007, entitled “Cerus Elects Gail Schulze to Board of Directors.”